Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated May 18, 2009 and

Preliminary Prospectus Supplement dated December 8, 2010

Registration No. 333-159303

December 8, 2010

Kellogg Company

$1,000,000,000 4.000% Notes due 2020

Pricing Term Sheet

December 8, 2010

Issuer:	Kellogg Company

Principal Amount:	$1,000,000,000

Maturity:	December 15, 2020

Coupon (Interest Rate):	4.000%

Yield to maturity:	4.106%

Spread to Benchmark Treasury:	88 bps

Benchmark Treasury:	2-5/8% due November 15, 2020

Benchmark Treasury Price and Yield:	94-29+; 3.226%

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2011

Make-whole call	At any time at a discount rate of Treasury Rate plus 15 basis points

Price to Public:	99.137%

Trade Date:	December 8, 2010

Settlement Date:	December 13, 2010 (T+3)

CUSIP:	487836 BD 9

Anticipated Ratings:	A3 (Moody’s Investors Service Inc.) BBB+ (Standard & Poor’s Ratings Services) A- (Fitch Ratings)

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp.

Co-Managers:

HSBC Securities (USA) Inc.

Rabobank Securities USA, Inc.

BBVA Securities Inc.

Morgan Stanley & Co. Incorporated

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

CastleOak Securities, L.P.

Muriel Siebert & Co., Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or by calling J.P. Morgan Securities LLC collect at (212) 834-4533.

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